SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2015

Air T, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11720	52-1206400
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3524 Airport Road
Maiden, North Carolina 28650
(Address of Principal Executive Offices)
(Zip Code)

(828) 464-8741
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01     Entry into a Material Definitive Agreement

On May 27, 2015, each of Mountain Air Cargo, Inc. (“MAC”) and CSA Air, Inc. (“CSA”), wholly owned subsidiaries of Air T, Inc. (the “Company”), entered into an Aircraft Dry Lease and Services Agreement (each, a “Dry Lease Agreement”) effective as of June 1, 2015 with Federal Express Corporation (“FedEx”). The Dry Lease Agreements currently cover all of the revenue aircraft operated by MAC and CSA, which together comprise the Company’s air cargo segment.

The Dry Lease Agreements provide for the lease of specified aircraft by MAC and CSA in return for the payment of monthly rent with respect to each aircraft leased, which monthly rent was increased from the prior dry-lease service contracts to reflect an estimate of a fair market rental rate. The Dry Lease Agreements provide that FedEx determines the type of aircraft and schedule of routes to be flown by MAC and CSA, with all other operational decisions made by MAC and CSA, respectively. The Dry Lease Agreements provide for the reimbursement by FedEx of MAC and CSA’s costs, without mark up, incurred in connection with the operation of the leased aircraft for the following: fuel, landing fees, third-party maintenance, parts and certain other direct operating costs. Unlike prior dry lease agreements between FedEx and each of MAC and CSA, under the Dry Lease Agreements, certain operational costs incurred by MAC and CSA in operating the aircraft under the Dry Lease Agreements are not reimbursed by FedEx at cost, and such operational costs are to be borne solely by MAC and CSA. Under the Dry Lease Agreements, MAC and CSA are required to perform maintenance of the leased aircraft in return for a maintenance fee based upon an hourly maintenance labor rate, which has been increased from the rate in place under the prior dry lease and services agreements. Under prior dry lease and service agreements, the hourly maintenance labor rate had not been adjusted since 2008.

The Dry Lease Service Agreements provide for the payment by FedEx to MAC and CSA of a monthly administrative fee based on the number and type of aircraft leased and routes operated. The amount of the monthly administrative fee under the Dry Lease Agreements is greater than under the prior dry lease and service agreements with FedEx, in part to reflect the greater monthly lease payment per aircraft under the Dry Lease Agreements than under dry lease and service agreements in place prior to the Dry Lease Agreements and that certain operational costs are to be borne by MAC and CSA and not reimbursed. The amount of the administrative fee is subject to adjustment based on the number of aircraft operated, routes flown and whether aircraft are considered to be soft-parked (that is, not being available for routine use in flight operations).

The Dry Lease Agreements have a term that would initially expire, unless renewed, on May 31, 2016 and may be terminated by FedEx or MAC and CSA, respectively, at any time upon 90 days’ written notice. In addition, the Dry Lease Agreements provide that FedEx may at any time terminate the lease of any particular aircraft thereunder upon 10 days’ written notice and may terminate the respective Dry Lease Agreement of MAC or CSA upon written notice if 60% or more of MAC or CSA’s revenue (excluding revenues arising from reimbursement payments under the Dry Lease Agreement) is derived from the services performed by it pursuant to the respective Dry Lease Agreement, FedEx becomes its only customer, or it employs less than six employees.

The Company believes that the short term nature of the Dry Lease Agreements is standard within the airfreight contract delivery service industry, where performance is measured on a daily basis. FedEx has been a customer of the Company since 1980.

Item 1.02. Termination of a Material Definitive Agreement

The Dry Lease Agreements supersede and replace all existing dry lease and services agreements between FedEx and each of MAC and CSA. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2015

AIR T, INC.

By:	/s/ Candice L. Otey
Candice L. Otey, Vice President-Finance, Chief Financial Officer, Secretary and Treasurer

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